Exhibit 99.1

Investor Relations:
Geoffrey M. Boyd
Chief Financial Officer
612-436-6697

Media Inquiries:
Jenna M. Soule
Sr. Manager, Corporate Communications
612-436-6426

For Immediate Release

Eschelon Telecom, Inc. Announces Second Quarter 2006 Operating Results

Minneapolis, MN – August 9, 2006: Eschelon Telecom, Inc., a leading provider of integrated communications services to small and medium sized businesses in the western United States, today announced its results for the second quarter ended June 30, 2006.  Highlights are as follows:

•            Continued strong year-over-year revenue and adjusted EBITDA growth of 14.8% and 36.1%, respectively.

•            Record line sales in the second quarter of 2006.

•            Annual total line growth of 24.8%.

•            Exceeded network services sales team headcount expansion expectations by four months.

•            Closed the Oregon Telecom, Inc. acquisition on April 1, 2006.

•            Signed a definitive agreement to acquire Mountain Telecommunications, Inc.

Eschelon Telecom, Inc.

Consolidated Financial and Operating Data

(Dollars in Thousands, Except Per Unit Amounts)

				For the six months ended June 30,
	2Q 2005	1Q 2006	2Q 2006	2005	2006
Total Revenue	$56,921	$59,726	$68,250	$111,454	$127,976
Total Gross Profit *	$27,829	$34,410	$39,056	$58,731	$73,466
Total Gross Margin (%) *	49%	58%	57%	53%	57%
Pro Forma Adjusted Gross Margin (%) **	57%	58%	57%	57%	57%
Adjusted EBITDA	$10,133	$12,057	$13,376	$18,683	$25,433
Net Loss	$(8,643)	$(1,583)	$(599)	$(13,411)	$(2,182)
Capital Expenditures	$9,468	$9,021	$11,602	$18,366	$20,623
Cash and Equivalents (at end of period)	$22,026	$75,268	$91,876	$22,026	$91,876

Voice Lines In Service (at end of period)	262,815	273,449	318,138	262,815	318,138
Data Lines In Service (at end of period)	134,821	154,072	177,913	134,821	177,913
Total Lines In Service (at end of period)	397,636	427,521	496,051	397,636	496,051
Lines On-Net (%) (at end of period)	84.0%	87.1%	82.2%	84.0%	82.2%
Lines Sold	26,780	30,740	36,343	53,275	67,083
Average Monthly Line Churn (%)	1.38%	1.56%	1.43%	1.45%	1.49%
Average Network Revenue per Line per Month	$42.48	$41.61	$41.36	$42.39	$41.48

Total Employees (at end of period)	1,134	1,100	1,269	1,134	1,269
Quota-Carrying Network Service Salespeople (at end of period)	208	205	273	208	273

* Gross profit is defined as revenue less network services expense (excluding depreciation and amortization) and business telephone systems cost of revenue.

** Excludes impact of Global Crossing settlement in June 2005.

Richard A. Smith, Eschelon’s President and Chief Executive Officer, said, “During the second quarter of 2006 we continued to execute well on all aspects of our business plan resulting in good operating and financial performance.  We achieved record levels of lines sold, lines in service, revenue and adjusted EBITDA and maintained strong year over year revenue and adjusted EBITDA growth.  We closed on our acquisition of Oregon Telecom, Inc. (“OTI”) and are well into the integration process.  We continue to get good operating leverage on our business even though we have yet to benefit from most of the savings we expect to achieve integrating OTI.  In June we signed a definitive agreement to acquire Mountain Telecommunications, Inc., which fits our acquisition filters and has a robust switch and fiber network in the state of Arizona — that transaction will be closed later this year or early in 2007 with results hitting in 2007.”

“We also exceeded our plan to accelerate the expansion of our quota carrying network sales associates and increased the sales team from 205 at the end of Q1 2006 to 273 associates at the end of Q2 2006.  While this cost us approximately $1.5 million in incremental expense during the quarter, we expect our rapid rate of hiring to pay dividends in the form of significantly higher average monthly new sales by the end of 2006 and in 2007,” said Smith.

“Our business outlook is the strongest that I have seen in the last seven years — good growth, great integration results achieved on ATI, working the OTI integration plan, Mountain Telecommunications to close later in 2006 or early in 2007, other quality acquisitions in our future, strong adjusted EBITDA growth with a much improved regulatory environment.  I am looking forward to the next several years,” said Smith.

Total revenues for the second quarter of 2006 were $68.3 million, an increase of $8.5 million from the first quarter of 2006 and an increase of $11.3 million from the second quarter of 2005.  The increases were primarily due to the inclusion of OTI, which was acquired on April 1, 2006, and access line growth.

Gross profit for the second quarter of 2006 was $39.1 million, an increase of $4.6 million from the first quarter of 2006 and an increase of $11.2 million from the second quarter of 2005.  The increase from the second quarter of 2005 is due in part to recording approximately $4.7 million in costs related to a settlement with Global Crossing in June 2005.  The remaining increase is primarily due to the inclusion of OTI and access line growth.  The increase from the first quarter of 2006 was primarily due to the inclusion of OTI and access line growth.

Gross profit as presented is defined as revenue less network services expense (excluding depreciation and amortization) and business telephone systems cost of revenue.  Gross profit is not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with generally accepted accounting principles (“GAAP”) in the United States.  Management uses this definition of gross profit as a measure of operating performance.  Below is a schedule reconciling reported GAAP operating income (loss) to gross profit as presented.

Eschelon Telecom, Inc.

Consolidated Operating Income (Loss) to Gross Profit Reconciliation

(In Thousands)

				For the six months ended June 30,
	2Q 2005	1Q 2006	2Q 2006	2005	2006
Operating Income (Loss)	$(3,958)	$1,535	$3,288	$(3,995)	$4,823
Sales, general and administrative expense	23,080	22,699	25,973	45,445	48,672
Depreciation and amortization expense	8,707	10,176	9,795	17,281	19,971
Gross Profit	$27,829	$34,410	$39,056	$58,731	$73,466

Sales, general and administrative expenses for the second quarter of 2006 were $26.0 million, an increase of $3.3 million from the first quarter of 2006 and an increase of $2.9 million from the second quarter of 2005.  The increases were primarily due to the inclusion of OTI, an increase in costs associated with the sales force expansion and higher bad debt expense and operating taxes.  The increase from 2005 is also due to costs associated with being a public company.

Adjusted EBITDA for the second quarter of 2006 was $13.4 million, an increase of $1.3 million from the first quarter of 2006 and an increase of $3.2 million from the second quarter of 2005.  Adjusted EBITDA is a non-GAAP measure.  Below is a schedule reconciling reported GAAP net loss to EBITDA and Adjusted EBITDA.

Eschelon Telecom, Inc.

Consolidated Net Loss to EBITDA and Adjusted EBITDA Reconciliation

(In Thousands)

				For the six months ended June 30,
	2Q 2005	1Q 2006	2Q 2006	2005	2006
Net Loss	$(8,643)	$(1,583)	$(599)	$(13,411)	$(2,182)
Interest expense, net	4,850	3,167	3,895	9,581	7,062
Income taxes	—	—	—	—	—
Depreciation and amortization	8,707	10,176	9,795	17,281	19,971
EBITDA	4,914	11,760	13,091	13,451	24,851
Deferred compensation expense	636	346	292	648	638
(Gain loss on disposal of assets)	(1)	29	19	46	48
Gain on sale of available-for-sale securities	(53)	(78)	(18)	(99)	(96)
Other income	—	—	(8)	—	(8)
Global Crossing settlement	4,748	—	—	4,748	—
Income from discontinued operation	(111)	—	—	(111)	—
Adjusted EBITDA	$10,133	$12,057	$13,376	$18,683	$25,433

Capital expenditures for the second quarter of 2006 were $11.6 million, an increase of $2.6 million from the first quarter of 2006 and an increase of $2.1 million from the second quarter of 2005.  Capital expenditures typically fluctuate by quarter depending upon timing of major equipment purchases.

Net loss for the second quarter of 2006 was $0.6 million, down from a loss of $1.6 million in the first quarter of 2006 and $8.6 million in the second quarter of 2005.  The improvement from the first quarter of 2006 is primarily due to increased gross profit.  The improvement from the second quarter of 2005 is primarily due to the inclusion of OTI, higher access lines in service and the one-time impact of recording approximately $4.7 million in costs related to the settlement with Global Crossing in June 2005.

Cash, restricted cash and available-for-sale securities at June 30, 2006 were $91.9 million, an increase of $16.6 million from the first quarter of 2006.  This increase is primarily due to an offering of 2,550,000 shares of common stock in May.  We received net proceeds of approximately $40.0 million after deducting associated fees and expenses.  In April we paid approximately $20.3 million for the acquisition of OTI.

Investor Call

Management is holding an investor conference call on Thursday, August 10, 2006 at 10:00 a.m. (CT) to discuss quarterly results.  Investors are invited to participate by dialing (800) 240-6709.  A replay will be available through August 17, 2006 by dialing (800) 405-2236 (pass code 11066446#).

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 23 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company offers small and medium-sized businesses a comprehensive line of telecommunications and Internet products.  Eschelon currently employs approximately 1,300 telecommunications/Internet professionals, serves approximately 60,000 business customers and has approximately 496,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada and California.  For more information, please visit our web site at www.eschelon.com

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations.  These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, difficulties inherent in making and integrating acquisitions, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date.  Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

Eschelon Telecom, Inc.

Consolidated Statement of Operations

(In Thousands)

	2Q 2005	1Q 2006	2Q 2006
Revenue:
Network services	$50,095	$52,785	$60,920
Business telephone systems	6,826	6,941	7,330
Total revenue	56,921	59,726	68,250

Costs and expenses:
Network services expense (excluding depreciation and amortization)	24,901	20,763	24,780
Business telephone systems cost of revenue	4,191	4,553	4,414
Sales, general and administrative	23,080	22,699	25,973
Depreciation and amortization	8,707	10,176	9,795
Operating income (loss)	(3,958)	1,535	3,288
Other income (expense):
Interest income	102	233	759
Interest expense	(4,952)	(3,400)	(4,654)
Other income, net of other expense	54	49	8
Loss before taxes	(8,754)	(1,583)	(599)
Income taxes	—	—	—
Net loss before discontinued operation	(8,754)	(1,583)	(599)
Income from discontinued operation, net of tax	111	—	—
Net loss	$(8,643)	$(1,583)	$(599)

	For the six months ended June 30,
	2005	2006
Revenue:
Network services	$98,763	$113,705
Business telephone systems	12,691	14,271
Total revenue	111,454	127,976

Costs and expenses:
Network services expense (excluding depreciation and amortization)	44,902	45,543
Business telephone systems cost of revenue	7,821	8,967
Sales, general and administrative	45,445	48,672
Depreciation and amortization	17,281	19,971
Operating income (loss)	(3,995)	4,823
Other income (expense):
Interest income	233	992
Interest expense	(9,814)	(8,054)
Other income, net of other expense	54	57
Loss before taxes	(13,522)	(2,182)
Income taxes	—	—
Net loss before discontinued operation	(13,522)	(2,182)
Income from discontinued operation, net of tax	111	—
Net loss	$(13,411)	$(2,182)